                                 EXHIBIT 10.47


                              SEVERANCE AGREEMENT


THIS SEVERANCE AGREEMENT ("Agreement"), entered into on this 28th day of October, 1996, by and between Capitol Multimedia, Inc., a Delaware corporation (the "Company"), and Robert I. Bogin ("Employee")

                                   WITNESSETH

         WHEREAS, Employee has been a key employee of the Company and has announced his intention to resign from the Company;

         WHEREAS, Employee acknowledges that the consideration provided him under this Agreement is over and above the compensation currently earned by Employee;

         WHEREAS, Employee and the Company intend the terms and conditions of this Agreement to govern all issues related to Employee's employment with and resignation from the Company;


              THE EMPLOYEE AND COMPANY THEREFORE AGREE AS FOLLOWS:

         1. Severance. The Employee and the Company agree that Employee's employment with the Company and that certain employment agreement dated January 27, 1992 between the Company and the Employee will, at the discretion of Employee, terminate not later than December 31, 1996 ("Termination Date"). Assuming such Termination Date is December 31, 1996, Employee shall receive, subject to Employee's execution of a letter in the form attached hereto (a "Waiver Letter") as required by Section 11 hereof, a lump sum cash payment equal to $258,550 plus any earned and unused vacation. Should the Termination Date be sometime between the date of this Agreement and December 31, 1996, Employee will receive, also subject to Employee's execution of a Waiver Letter, a lump sum cash payment equal to $258,550, plus Employee's salary and Company's cost of providing Employee with non-medical benefits from Termination Date to December 31, 1996, plus any earned and unused vacation. In either case, the Company will provide medical benefits, comparable to those Employee currently has, at no cost to Employee from Termination Date until March 31, 1998.

         2. Options. In substitution for the options previously granted to Employee, the Company hereby grants to Employee under the Company's Amended and Restated 1991 Non-Qualified Employee Stock Option Plan options to purchase 250,000 shares of Common Stock at the exercise prices set forth in the attached schedule. Such options shall become fully exercisable on December 31, 1996 unless Employee shall have resigned as an employee of the Company effective as of a date prior to December 31, 1996. Once vested, such options shall be exercisable, notwithstanding the termination of Employee's employment with the Company, for the periods set forth in the schedule attached hereto. Employee hereby consents to the issuance of such options in

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substitution for the options previously granted to Employee by the Company and identified in the schedule attached hereto.

         3. Termination. The option grants to be made pursuant to Section 2 of this Agreement shall not be made in the event that Employee voluntarily resigns or terminates his employment prior to such date.

         4. Payment. The Company shall pay Employee all amounts owed to the Employee under this Agreement not later than fifteen (15) days after the date of Employee's termination; provided that the Employee has executed and delivered to the Company a Waiver Letter. If for any reason, Employee is not paid any or all amounts owed to Employee under this Agreement within the aforementioned fifteen (15) days, then interest shall accrue on the unpaid balance at 18% per annum. In addition, the Company will be responsible for the payment of all costs, including reasonable attorney fees, if any, incurred in connection with Employee enforcing his rights to be paid under this Agreement.

         5.      Governing Law.    This Agreement shall be construed and
governed in all aspects by the laws of the State of Delaware (exclusive of conflicts of law principles).

         6.      Modification.    This Agreement shall not be modified or
amended except as agreed to in writing signed by each party or an authorized representative of each party.

         7. No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         8. Headings. Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

         9. Entire Agreement. This Agreement constitutes the entire agreement and understanding, and merges and supersedes all prior discussions, agreements and understandings between the parties regarding the subject matter described herein.

         10. Survival of Indemnification. All indemnification obligations undertaken by the Company on behalf of Employee whereby the Company has agreed to indemnify Employee against and in respect of any damages, losses, claims, or liabilities, including, where applicable, any costs, expenses, and reasonable fees incident or related thereto (including reasonable attorney's fees) whether arising by contract or under the Articles of Incorporation or Bylaws of the Company or otherwise shall survive the execution of this Agreement, the termination of Employee's employment and the execution by Employee of a Waiver Letter.





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         11.     Condition to Receipt of Benefits.  As a condition precedent to receiving the benefits provided for under this Agreement, Employee must sign the attached Waiver Letter on the date of Employee's termination.

         12. This Agreement shall supersede and render null and void any prior termination agreement between the Company and Employee.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.


                                        /s/ Robert I. Bogin
                                        -------------------
                                        Robert I. Bogin

                                        Capitol Multimedia, Inc.,
                                        a Delaware corporation


                                        /s/ Igor R. Razboff
                                        -------------------
                                        By: Igor R. Razboff
                                        Its: Chief Executive Officer





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
Robert I. Bogin
Severance Agreement Option Schedule



                                                                 Options Granted per Severance Agreement and pursuant to the
              Options Previously Granted                        Company's Amended and Restated 1991 Employee Stock Option Plan
              --------------------------                        --------------------------------------------------------------

Number of Shares    Exercise Price     Date        Expiration    Number of Shares  Exercise Price     Date      Expiration
Underlying Option     Per Share     Exercisable       Date      Underlying Option     Per Share    Exercisable     Date
-----------------   --------------  -----------    ----------   -----------------   -------------  -----------  ----------
    25,000           $3.9625        9/13/95        3/31/00           25,000            $3.9625       12/31/96    3/31/00

    25,000           $3.9625         4/1/96        3/31/01           25,000            $3.9625       12/31/96    3/31/01

   100,000           $3.9625        9/13/95        3/30/02          100,000            $3.9625       12/31/96    3/30/02

   100,000           $3.9625         4/1/97        3/31/03          100,000            $3.9625       12/31/96    3/31/03
-----------------                                               -----------------

   250,000                                                          250,000





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                                 WAIVER LETTER



Mr. Robert I. Bogin
[Home Address]
 ________


Dear Mr. Bogin:

         In connection with your termination as an employee of Capitol Multimedia, Inc. (the "Company"), you and the Company have agreed to the terms and conditions as contained in the Severance Agreement (to which the form of this letter is an attachment) concerning your termination from employment no later than December 31, 1996 (the "Termination Date").

         In consideration of the Company's agreement to provide the benefits, payments, and other items described in the Severance Agreement, some of which are in addition to anything which you would otherwise be entitled to receive and the receipt and sufficiency of which is hereby acknowledged, you hereby release and forever discharge the Company, its officers, directors, agents, servants, and employees, their successors, assigns, and insurers, and their parents, subsidiaries and affiliates, and any and all other persons, firms organizations, and corporations from any and all damage, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to the Company and you hereby accept the cash payments, benefits, and other items described in the Severance Agreement in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities, and claims you now have or may have with respect to such matters.

         This release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, any claims for breach of contract, tort or personal injury of any sort, and any claim under any other state or federal statute or regulation. Further, by accepting the payments described in the Severance Agreement, you agree not to sue the Company or the related persons and entities described above. You affirm and agree that as of the Termination Date your employment relationship has ended and waive all rights in connection with such





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relationship except to vested benefits and the payments and benefits described in the Severance Agreement. You acknowledge that you have been advised in writing to consult with an attorney prior to signing this letter agreement and have had an adequate opportunity to seek advice of your own choosing. You acknowledge that you have read this letter agreement, have had an opportunity to ask questions and have it explained to you and that you understand that this letter agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this letter agreement. Notwithstanding the foregoing, as provided in Section 10 of the Severance Agreement, the execution of this letter agreement by you will not constitute the waiver of any indemnification rights that may otherwise be available to you.

         The purpose of the arrangements described in this letter and the Severance Agreement is to arrive at a mutually agreeable and amicable basis upon which to separate your employment with the Company. You and the Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to your termination from employment. Furthermore, you agree that you have returned or will return immediately, and to maintain in strictest confidence and not to use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of Company and its affiliates.

                                        Very truly yours,

                                        Capitol Multimedia, Inc.

                                        /s/ Igor R. Razboff
                                        -------------------
                                        By: Igor R. Razboff
                                        Its: Chief Executive Officer


AGREED TO AND ACCEPTED this
______ day of __________, ___.


-----------------------------

Robert I. Bogin